EX-FILING FEES

Calculation of Filing Fee Tables

424(b)5

(Form Type)

Chimera Investment Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)(1)			$500,000,000	0.0000927	$46,350

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$500,000,000		$46,350

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$46,350

(1)

In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-261462 filed on December 2, 2021.